Exhibit 10.4

SUNSHINE HEART, INC.

12988 VALLEY VIEW ROAD

EDEN PRAIRIE, MN 55344

April 12, 2017

Jim Breidenstein

52 Birdsong Parkway

Orchard Park, NY 14127

Re: Employment Terms

Dear Jim,

We are pleased to offer you employment with SUNSHINE HEART, INC., a Delaware corporation (the “Company”).  The terms of your offer are as follows:

Your initial position with us will be as Chief Commercial Officer reporting to the CEO.  Your annualized salary will be three hundred sixty thousand dollars ($360,000) paid in semi-monthly installments in accordance with our normal payroll procedures.  In addition to the above base salary, you will be eligible to earn a bonus of up to 35% of your base salary, applied on a pro-rata basis in 2017.  One condition of receiving a bonus is that you must be employed in good standing with the Company as of the bonus payment date.

For 2017 only, you will be eligible to receive a monthly payment equaling 1.6% of the Company’s total monthly “net” sales revenue (as reasonably determined by the Company) during each month in which you are actively employed in 2017.  These payments will be made in arrears on a monthly basis in accordance with the Company’s normal payroll procedures, subject to all required withholding.  For clarity, no payments will be made under this paragraph after your last date of employment, regardless of the reason for your separation.

In addition, the Company is pleased to offer you stock options as detailed in EXHIBIT A, “Stock Option Grant”. One-fourth of the shares vest on the one year anniversary of the Vesting Commencement Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.  The terms of this grant will be further detailed in an award agreement.

During your employment, you will be allowed to participate in the employee stock options program, benefit programs and arrangements that we make available to our employees, including contributory and non-contributory welfare and benefit plans. You will be eligible for an annual accrual of 152 hours of Personal Time Off which will be earned/accrued on a semi-monthly basis. You may also participate in the Company’s 401(K) plan.

Your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective April 24, 2017 or other mutually agreed upon date.  By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the Board of Directors of the Company.

Though your position is “at will,” you will be eligible for possible severance protection.  Specifically, if the Company terminates your employment without Cause (as defined below),(1) the Company will, in addition to paying any legally-required amounts: (a) continue paying your salary rate for the nine-month period following the termination date (the “Severance Period”), subject to all withholding and payable on the Company’s standard payroll dates as if your employment had not ended; and (b) during the Severance Period, if you elect and remain eligible for continuation coverage under COBRA, reimburse you for the monthly COBRA premium paid by you, subject to your delivery of satisfactory evidence of such payment, continued copayment of premiums at the same level and cost as if you were an employee of the Company and such subsidized payment being in compliance with the Patient Protection and Affordable Care Act.  The Company’s obligation to make the payments contemplated in (a) and (b) are conditioned on (x) your strict and continuing compliance with your post-employment obligations and (y) your executing and delivering, no later than 30 days after the termination date, a comprehensive general release in a form similar to that included as EXHIBIT B.  If such release is executed and has become irrevocable, the payments will commence on the first payroll date following the 30-day anniversary of the termination date, with the first payment being retroactive to the termination date.

You also acknowledge that this job offer is contingent upon the successful completion of a background investigation which results in no findings which would preclude you from employment with Sunshine Heart Inc. Once the background check is completed with satisfactory results we will confirm the effective date of employment.

You are required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as EXHIBIT C.  You are also required to read and acknowledge the attached Sunshine Heart Code of Business Conduct and Ethics.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

(1)  “Cause” means the Company’s good faith determination that any one of the following has occurred: (i) a material breach by you of your obligations stated in this offer letter or any other agreement between you and the Company or its affiliates; (ii) your conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony; (iii) your fraudulent or illegal conduct in the performance of services or other conduct in violation of a material Company policy; (iv) your embezzlement, misappropriation of funds or fraud, whether or not related to your employment; (v) your insubordination, negligence, willful misconduct or failure to comply with directions of the CEO or his designee; (vi) your failure to pass the background check to the Company’s satisfaction; or (vii) there is a credible threat of litigation against you by a former employer.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Company’s Board of Directors.  The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  By signing this Agreement, you irrevocably submit to the exclusive jurisdiction of the courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  By signing this Agreement, you also waive any right to request a trial by jury in any litigation with respect to this letter agreement and represent that counsel has been consulted specifically as to this waiver.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me.  As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Sincerely,

John Erb

Chairman of the Board and CEO

I have read and accept the employment offer as set forth in this Agreement.  By signing this Agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company.  I hereby acknowledge that I have received and read the Company’s Code of Business Conduct and Ethics, and that I understand the Code and its application to my performance of services to the Company.

/s/ Jim Breidenstein	April 12, 2017
Jim Breidenstein	Date

EXHIBIT A

Stock Option Grant

Stock Option grant representing 1.5% of fully diluted shares to be granted under the Company’s equity incentive plan post-financing in 2017, subject to approval by the Board of Directors.

EXHIBIT B

[FORM OF RELEASE AGREEMENT]

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between SUNSHINE HEART, INC., a Delaware corporation, whose address is 12988 Valley View Road, Eden Prairie, Minnesota  55344 (the “Company”) and James Breidenstein, whose address is [Insert Current Address] (“Employee”).  The Parties agree as follows:

ARTICLE 1

EMPLOYMENT TERMINATION, PAYMENTS AND RESIGNATION

1.1          TERMINATION OF EMPLOYMENT.  Employee’s employment with the Company shall terminate as of [Insert Date] (the “Termination Date”).  Until the Termination Date, the Company shall continue to pay Employee his salary and other amounts required by law in accordance with its standard payroll procedures, less deductions required or authorized by law.

1.2          SEPARATION CONSIDERATION.  As consideration for Employee’s agreements and releases set forth herein, following the execution of this Agreement and expiration of the Revocation Period (as defined below), and recognizing that without execution of this Agreement, Employee would not be entitled to any additional compensation beyond wages due, the Company agrees to provide Employee with the severance amounts and benefits specified in, and subject to the conditions stated in, the employment letter agreement between Employee and the Company dated [Insert Date] (the “Employment Terms Letter”).  The salary continuation payments will be paid in accordance with the Company’s standard payroll procedures and less all required deductions.

1.3          EXPENSE REIMBURSEMENT.  Employee will submit his final documented employee expense reimbursement statement reflecting all business expenses incurred by Employee through the Termination Date, if any, to the Company within thirty (30) days of the Termination Date.  The Company will reimburse Employee for these expenses pursuant to its regular business practice.

1.4          CONFLICT WITH OTHER AGREEMENTS.  In the event of any conflict of the provisions between this Agreement and the Employment Terms Letter, the provisions set forth in this Agreement shall control.  In the event of any conflict between this Agreement and the provisions of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Company and Employee (the “Invention Assignment Agreement”), the terms and conditions of the Invention Assignment Agreement shall control over the terms of this Agreement.

1.5          ACKNOWLEDGEMENT.  Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Termination Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company, provided that nothing in this Agreement alters Employee’s rights

Exhibit B-1

with respect to any existing stock options, which will continue to be governed by the applicable plan and any agreements specifically related thereto.  Employee hereby confirms to the Company that Exhibit 1 to the Invention Assignment Agreement contains a complete list of all Inventions (as defined in the Invention Assignment Agreement) or improvements to which Employee claims ownership and desires to remove from the operation of the Inventions Assignment Agreement.  Employee further agrees that the Invention Assignment Agreement remains in full force and effect and Employee hereby reaffirms his obligations arising under the terms of the Invention Assignment Agreement.  Employee agrees to return to the Company all Company Documents and Materials (as defined in the Invention Assignment Agreement and without retaining copies thereof), apparatus, equipment and other physical property in Employee’s possession within two (2) days of the Termination Date and in the manner directed by the Company.

1.6          COOPERATION AND ASSISTANCE.  Following the Termination Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during his employment with the Company. In addition, Employee shall make himself reasonably available to assist the Company in matters relating to the transition of his prior duties to other employees of the Company, as may be reasonably requested by the Company.

1.7          CLAIMS AGAINST THE COMPANY.  Employee agrees to cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party.  Further, to the fullest extent permitted by law, Employee will not cooperate with or assist any person or entity asserting or investigating a claim against the Company unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  If Employee is served with a subpoena or is required by court order or otherwise to testify or produce documents in any type of proceeding involving the Company, he shall immediately advise the Company of same and cooperate with the Company in objecting to such request and/or seeking confidentiality protections.

ARTICLE 2

RELEASE AND NON-DISPARAGEMENT

2.1          EMPLOYEE RELEASE OF CLAIMS.  In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of himself, his heirs, executors, legal representatives, spouse and assigns (“Employee Releasing Parties”), hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date he signs this Agreement, including, without limitation, any and all claims:

A.            which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

Exhibit B-2

B.            for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; termination in violation of public policy; defamation; misrepresentation; invasion of privacy; negligence; and any other tort;

C.            relating to the violation of any federal, state or municipal statute pertaining to discrimination, harassment, retaliation, wrongful discharge and/or employment terms and conditions, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement and Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, the Minnesota Human Rights Act (the “MHRA”), the Minnesota Equal Pay for Equal Work Law, the Minnesota healthcare worker whistleblower protection laws, the Minnesota family leave law, and the Minnesota personnel record access statutes; and

D.            for back pay or other unpaid compensation and/or for attorneys’ fees and costs.

Employee represents that he has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties.  Employee states that he knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  Nothing in this Agreement limits state or federal agencies from investigating and enforcing laws within their jurisdiction, but (except as to possible whistleblower awards from the Securities and Exchange Commission) Employee agrees he will not receive any individual monetary damages, recovery and/or relief of any type related to any Released Claim(s), whether pursued by Employee or any governmental agency, other person or group.

2.2          ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA AND MHRA.  Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA, and the MHRA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney of his choice concerning the terms of this Agreement prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement and that if he signs this Agreement before expiration of that review period, he does so knowingly and voluntarily and with the intent of waiving his right to utilize the full review period; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement.  Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not

Exhibit B-3

effective until the fifteen (15) day rescission period (the “Revocation Period”) has expired without any revocation being communicated.  Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of its Director of Human Resources.

2.3          NO ADMISSION OF LIABILITY.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or the Invention Assignment Agreement.

2.4          NON-DISPARAGEMENT.  Employee covenants and agrees that he shall not make or cause to be made any statements, observations, or opinions, or communicate any information (whether in written or oral form), that defame, slander or are likely in any way to harm the reputation of the Company’s Released Parties or tortiously interfere with any of the Company’s respective business relationships.  Employee acknowledges and agrees that any violation of the covenant contained in this Section will result in irreparable damage to the Company and that the Company shall be entitled to injunctive and other equitable relief.  Employee understands and agrees that the Company’s Released Parties could not be reasonably or adequately compensated in damages in an action at law for breach of Employee’s obligations under this Section.  Accordingly, Employee specifically agrees that the Company’s Released Parties shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company’s Released Parties to claim and recover damages or other remedies in addition to equitable relief.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1          REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.  Employee warrants and represents to the Company that he:

A.            has been advised to consult with legal counsel in entering into this Agreement;

B.            has entirely read this Agreement;

C.            has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

D.            has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

E.            understands and agrees that in the event any injury, loss, or damage has been sustained by him which is not now known or suspected, or in the event that the losses or damage now known or suspected have present or future consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released,

Exhibit B-4

and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

F.            expressly acknowledges that his entry into this Agreement is in exchange for consideration in addition to anything of value to which he is already entitled.

3.2          AUTHORITY.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that he/it has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

ARTICLE 4
MISCELLANEOUS

4.1          CONFIDENTIALITY.  Employee agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (collectively, the “Separation Information”), provided that Employee may share the Separation Information with his spouse, his accountant or financial advisor to the limited extent needed for that person to prepare his tax returns, and his attorney.  In addition, Employee may reveal to potential employers only those Sections of this Agreement that would restrict his activities or ability to disclose information with respect to any such future employer.

4.2          REMEDIES.  In addition to any other legal, contractual and/or equitable remedies, the Company’s obligation to provide the payments identified in Article 1 shall immediately cease if the Company, in good faith, believes Employee has breached one or more of this Agreement, the Invention Assignment Agreement, and/or any other contractual or legal obligation Employee owes to the Company.  Further, in the event of a breach of one or more of the foregoing, in addition to any other available remedies, Employee shall be required to repay to the Company any amounts paid under Article 1, provided that Employee may retain, and is not required to repay, up to $1,000.00.  The discontinuance and/or repayment of the severance benefits shall not affect the validity of the release and other obligations of Employee as set forth in this Agreement or otherwise.

4.3          SEVERABILITY.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.4          ENTIRE AGREEMENT.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company; provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, which shall remain in full force and effect.  This Agreement may only be amended by a writing signed by Employee and the Company.

4.5          ASSIGNMENT.  This Agreement may not be assigned by Employee without the prior

Exhibit B-5

written consent of the Company.  The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.6          GOVERNING LAW; CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of laws.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts.  EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should the Company prevail (in whole or in part) in enforcing any of the terms of this Agreement, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorney’s fees and otherwise) related thereto.

4.7          COUNTERPARTS/ FACSIMILE SIGNATURE.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

The Parties have executed this Separation and Release Agreement as of the date set forth below.

SUNSHINE HEART, INC.

By:	/s/ John L. Erb	/s/ James Breidenstein
Name: John Erb		JAMES BREIDENSTEIN
Title:	Chairman and CEO	Date: APRIL 12, 2017

Exhibit B-6

EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS
ASSIGNMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of the date set forth below between SUNSHINE HEART, INC., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).

This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment by the Company, and the compensation received by Employee from the Company from time to time.

1.             DEFINITIONS.  The following capitalized terms used in this Agreement shall have the following meanings:

“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.

“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

EXHIBIT C-1

2.             CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(a)           Nature of Information.  Employee understands that the Company possesses and will possess Proprietary Information which is important to its business.  Employee understands that Employee’s engagement creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

(b)           Property of the Company.  Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.

(c)           Confidentiality.  At all times, both during the term of Employee’s engagement by the Company and after Employee’s termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Chief Executive Officer of the Company or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.

(d)           Compelled Disclosure.  In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)           Records.  Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)            Handling of the Company Documents and Materials.  Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment.  Employee

EXHIBIT C-2

further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation and benefits; and (ii) Employee’s copy of all agreements between Employee and the Company including this Agreement.

3.             INVENTIONS.

(a)           Disclosure.  Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment.  Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company.  Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)           Assignment of Inventions to the Company.  Except as provided in Sections 3(c) and 3(d), Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and developed for the first time (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company any right, title and interest Employee has to the Inventions.

(c)           Works Made for Hire.  Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions.  Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions.  If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in Exhibit 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine.  Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee

EXHIBIT C-3

has an interest, but not listed in Exhibit 1, Employee agrees to assign and hereby does assign all Employee’s rights and interest in the Invention to the Company.

(d)           List of Inventions.  Employee has attached hereto as EXHIBIT D a complete list of all Inventions or improvements to which Employee claims ownership or in which Employee has an interest and that Employee desires to remove from the operation of this Agreement.  Employee acknowledges and agrees that such list is complete.  If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

(e)           Cooperation.  Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries.  Such acts may include, without limitation, execution of documents and reasonable assistance or cooperation in legal proceedings.  Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.

(f)            Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(g)           Holdover Assignment.

(i)            Employee agrees to, after the termination of Employee’s employment with the Company for any reason, (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expenses such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not

EXHIBIT C-4

limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications.

(ii)           The Inventions which shall come under this Section 3(g) shall include all Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company.

4.             NON-SOLICITATION OR HIRE OF COMPANY EMPLOYEES.  During the term of Employee’s employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity.  As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee’s employment with Company and six (6) months after the termination of Employee’s employment with the Company.  Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the bona fide hiring and firing of the Company personnel to the extent such acts are part of Employee’s duties for the Company.

5.             NON-SOLICITATION OF NON-EMPLOYEES.  During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with Company

6.             NON-COMPETITION.  During the term of Employee’s employment and for one (1) year thereafter, Employee shall not, with or without consideration, render services in any capacity to any person, or the division or subsidiary of any business, firm or company engaged in any business which has a product competitive with a product of the Company which Employee was involved with at the time of Employee’s employment by the Company, or the termination of Employee’s employment.  Employee shall not become interested in any portion of a business which has competitive product with a product of the Company which Employee was involved with while employed by the Company, either directly or indirectly, as partner, stockholder, principal, member, employee, agent, trustee, consultant, or any other relationship or capacity; provided, however, that such restriction shall not apply with respect to a less than or equal to a one percent (1%) of an entity which is publicly traded and listed on a recognized securities exchange.  Nothing herein shall prevent Employee after termination of his Employment from being employed by a division or subsidiary of a company that does not have any products which compete with products developed or in the process of being developed by the Company at the time of the Employee’s employment by the Company, even though such new employer has other divisions or subsidiaries which have products competitive with the Company’s products.

EXHIBIT C-5

7.             REASONABLENESS OF TERMS.  The Company and Employee agree that the terms contained in Sections 2-6 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company.  In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

8.             REMEDIES.  Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages.  In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.

9.             GENERAL.

(a)           Severability.  Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(b)           Authorization to Notify New Employer.  Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with the Company.

(c)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects.  Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company.

(d)           Amendment.  No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the Company and Employee.  Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

(e)           Effective Date and Binding Effect.  This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon

EXHIBIT C-6

Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

(f)            Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota and the United States District Court for the District of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT.  EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:	EMPLOYEE:
SUNSHINE HEART, INC.

/s/ John L. Erb	/s/Jim Breidenstein
John Erb	Jim Breidenstein
Chairman of the Board and CEO

April 12, 2017	April 12, 2017
Date	Date

EXHIBIT C-7

EXHIBIT D

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee either alone or jointly with others prior to Employee’s employment by the Company that Employee desires to remove from the operation of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement:

☐                                    No Inventions or improvements.

☐                                    See below:  Any and all Inventions regarding:

☐                                    Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

☐                                    No materials or documents

☐                                    See below:

EMPLOYEE:

/s/Jim Breidenstein
Jim Breidenstein

April 12, 2017
Date

EXHIBIT D-1